Exhibit 21.1

CONFIDENTIAL TREATMENT REQUESTED

BY DIAMEDICA THERAPEUTICS INC.

PURSUANT TO 17 C.F.R. SECTION 200.83

DIAMEDICA THERAPEUTICS, INC.

Subsidiaries

	Entity Name	Country of Incorporation
1.	DiaMedica Europe Ltd.	United Kingdom
2.	DiaMedica USA Inc.	Delaware, USA
3.	DiaMedica Pty Ltd	Australian